CONTACT:	Rick Howe
Senior Director, Corporate Communications
(858) 207 - 5859
richard.howe@biomedrealty.com

BIOMED REALTY TRUST APPOINTS JANICE L. SEARS, FORMER BANK OF AMERICA EXECUTIVE, TO ITS BOARD OF DIRECTORS

SAN DIEGO, Calif. - April 9, 2014 - BioMed Realty Trust, Inc. (NYSE: BMR) today announced the appointment of Janice L. Sears, an experienced executive, investment banker and commercial real estate expert, to its board of directors.
“We are very excited to add Janice Sears to our board,” said Alan D. Gold, Chairman and Chief Executive Officer of BioMed Realty. “BioMed Realty will benefit from Janice’s expertise in commercial real estate and investment banking as we continue our path to grow as the leading provider of real estate to the life science industry.”
For over 20 years, Ms. Sears worked at Bank of America as a senior leader in its San Francisco office, including as Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group at Banc of America Securities. In that position, she managed a team that originated and executed equity, mergers & acquisitions and debt products. She concurrently served as San Francisco Market President for Bank of America, where she worked to deepen relationships and build the brand for Bank of America with non-profit organizations and local governments. Before this role, Ms. Sears was Head of Client Management for Bank of America’s Commercial Real Estate Group in California, where she oversaw client relationships with REITs, homebuilders and opportunity funds.
Mr. Gold added, “We will look to leverage Janice’s extensive knowledge and experience in the commercial real estate market to build on and enhance our strategy to grow in key life science cluster markets and capitalize on new opportunities like our recent announcement with Yale University in New Haven, Connecticut.”

Ms. Sears received Bachelor of Science degrees in Economics and Business Administration from the University of Delaware. She currently serves on the board of directors, audit and capital markets committees of Essex Property Trust, Inc., a publicly traded REIT. She also serves as chair of the board of directors of The Swig Company, a privately held owner of office properties nationwide.
About BioMed Realty Trust
BioMed Realty, with its trusted expertise and valuable relationships, delivers optimal real estate solutions for biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty owns or has interests in properties comprising approximately 17.3 million rentable square feet.  Additional information is available at www.biomedrealty.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions, developments and other investments, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with tax credits, grants and other subsidies to fund development activities; risks associated with downturns in foreign, domestic and local economies, changes in interest rates and foreign currency exchange rates, and volatility in the securities markets; ownership of properties outside of the United States that subject the company to different and potentially greater risks than those associated with the company’s domestic operations; risks associated with the company’s investments in loans, including borrower defaults and potential principal losses; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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